                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           Eagle Food Centers, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 16, 1999



Dear Shareholder:

   You are hereby invited to attend the 1999 Annual Meeting of Shareholders of Eagle Food Centers, Inc. which will be held on Wednesday, June 16, 1999 at 10:00 a.m., Central Daylight Time, at the Milan Community Center, Route 67 and 92nd Avenue, Milan, Illinois. The matters to be considered and voted upon at the Annual Meeting of Shareholders are:


   1. The election of seven persons to serve as directors of the Company until the 2000 Annual Meeting of Shareholders or until their successors shall have been elected and shall have qualified.



   2. A proposal to ratify the appointment of Deloitte & Touche LLP as independent public accountants for the current fiscal year.


   3. Such other business as may properly come before the meeting or any adjournment or adjournments thereof.

   The Board of Directors has fixed the close of business on April 30, 1999 as the record date for determining the shareholders entitled to notice of and to vote at the meeting or any adjournment or postponements thereof.

   All shareholders of record at the close of business on April 30, 1999 are invited to attend the meeting in person. However, to ensure your shares will be voted in the event you are not able to attend, please fill in, sign, and date the enclosed proxy, and return it in the enclosed envelope as soon as possible. The attached Proxy Statement contains more detailed information with respect to the business to be transacted at the meeting.


                                                   S. Patric Plumley
                                                   Secretary

May 10, 1999
Milan, Illinois

                                                                    May 10, 1999



                           EAGLE FOOD CENTERS, INC.
                                PROXY STATEMENT
                              GENERAL INFORMATION



  This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Eagle Food Centers, Inc. (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on June 16, 1999, at 10:00 a.m., Central Daylight Time at the Milan Community Center, Route 67 and 92nd Avenue, Milan, Illinois, and at any adjournments or postponements thereof. Proxies are solicited to give all shareholders of record at the close of business on April 30, 1999, an opportunity to vote upon the items listed on the accompanying proxy card. This Proxy Statement, the Notice of Annual Meeting, and the proxy card are intended to be mailed to shareholders commencing on May 10, 1999.

  Only holders of record of the Company's Common Stock, $.01 par value per share, at the close of business on April 30, 1999, are entitled to notice of and to vote at the annual meeting. As of April 30, 1999, the Company had outstanding 10,938,548 shares of Common Stock each of which is entitled to one vote on each proposal presented. A majority of the outstanding shares of Common Stock present in person or represented by proxy will constitute a quorum for the transaction of business at the meeting. In the election of directors, a plurality of votes cast in person or by proxy shall elect. Shareholders are not entitled to cumulative voting in the election of directors. Each other proposal requires a majority of the votes cast on the proposal to approve. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to the shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

  All proxies delivered pursuant to this solicitation may be revoked at any time at the option of the shareholder by giving written notice to the Secretary of the Company, by submitting a later dated proxy, or by voting in person at the meeting.

  Upon timely receipt of each properly signed proxy card, the shares represented thereby will be voted in accordance with the directions indicated on the proxy card. If no instructions are indicated, the shares will be voted for the election of the nominated directors and for the ratification of the selection of auditors.

  The cost of soliciting proxies will be borne by the Company. Officers, directors, and regular employees of the Company may solicit proxies personally, by mail, or by telephone and telegraph for which they will not receive additional compensation.

  The Eagle Food Centers, Inc. 1998 Annual Report and financial statements for the fiscal year ended January 30, 1999, with comparative figures for prior periods, accompany this Proxy Statement. The Annual Report and the financial statements included therein are incorporated in this Proxy Statement by reference.


  The mailing address of the principal executive offices of the Company is Rt. 67 and Knoxville Road, Milan, Illinois, 61264.

                           PROPOSALS TO SHAREHOLDERS

                             ELECTION OF DIRECTORS
                                  Proposal 1



  The Board of Directors currently consists of seven members, all of whom have been nominated to be elected at the 1999 Annual Meeting of Shareholders to serve until the 2000 Annual Meeting of Shareholders or until their successors have been elected and qualified. The table below sets forth certain information regarding the nominees. The accompanying proxy, in the absence of instructions to the contrary, will be voted for the election of the following seven persons unless the authority to vote is withheld. If any nominee is unable to serve, or for good cause will not serve, favorable and uninstructed proxies will be voted for a substitute nominee designated by the Board of Directors.


The Board of Directors recommends a vote "FOR" each of the seven nominees listed below.

Name                  Age  Position(s) Held
----                  ---  ----------------
Robert J. Kelly        54  Chairman of the Board, Chief Executive Officer and  President
Paul D. Barnett        38  Director
Peter B.  Foreman      63  Director
Steven M. Friedman     44  Director
Alain M. Oberrotman    48  Director
Jerry I. Reitman       61  Director
William J. Snyder      56  Director

The business experience of each of the nominees during the past five years is as follows:

  Mr. Kelly joined the Company as President and Chief Executive Officer in May 1995 and became a director in June 1995. On March 30, 1998, Mr. Kelly was named Chairman of the Board of Directors for the Company. Prior to May 1995, Mr. Kelly was Executive Vice President, Retailing for The Vons Companies, Inc. and was employed by that Company since 1963. Mr. Kelly has 36 years of experience in the supermarket industry.

  Mr. Barnett is a Managing Principal of Odyssey Investment Partners, LLC.
Prior to joining Odyssey Investment Partners in July 1997, Mr. Barnett had been a Principal of Odyssey Partners, L.P. since 1993. Prior to joining Odyssey Partners, he was a managing Director of Mancuso & Co., a private merchant banking firm, where he was employed from 1990 through 1993. Mr. Barnett has served as a Director of the Company since March 1997.

  Mr. Foreman is President of Sirius Corporation, a private investment management firm. Prior to 1993, Mr. Foreman was a Principal at Harris Associate L.P. since 1976. Mr. Foreman also serves as a director of Glacier Water Services, Inc. and EIS International. Mr. Foreman has been a director of the Company since June 1989.

  Mr. Friedman is a General Partner of Eos Partners, L.P., a private investment firm, a position he has held since January 1994. Mr. Friedman has served as a director of the Company since November 1987 and was a General Partner of Odyssey Partners from April 1988 until December 1993. Mr. Friedman also serves as a director of The Caldor Corporation.

  Mr. Oberrotman is currently self employed in merchant banking and consulting and previously was a Principal with Odyssey Partners L.P. from October 1992 to May 1997. Prior to that he was a Principal of Hambro International Equity Partners, a venture capital firm, from September 1990 to October 1992. Mr. Oberrotman became a director of the Company in June 1996.

  Mr. Reitman is Vice Chairman, Partner of the Callahan Group, a full service management consulting company in Chicago, Illinois, a lecturer at Northwestern University, author, and an advisor to Senior Management on direct marketing, integrated communications, and strategic positioning. Previously, Mr. Reitman was Executive Vice President, International for Ogilvy and Mather Direct and was Executive Vice President of Worldwide Direct Marketing for the Leo Burnett Agency. Mr. Reitman became a director of the Company in December 1998.


  Mr. Snyder is a senior shareholder in the law firm of Snyder & Schwarz, P.C., Rock Island, Illinois where he has been employed since March 1983. Mr. Snyder and the firm have performed legal services in the past for the Company and the Company expects such services to continue in the future. Mr. Snyder has been a director of the Company since June 1989.


  The Company's directors are elected annually to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. None of the directors or executive officers listed herein is related to any other director or executive officer.


                           COMPENSATION OF DIRECTORS

  The Company's non-employee directors receive an annual retainer of $15,000 and fees of $750 for each board meeting and $500 for each committee meeting attended plus reimbursement of travel expenses. Mr. Snyder does not receive director's fees, but does receive legal fees for his services as a board and committee member.


                             CERTAIN TRANSACTIONS

  Snyder & Schwarz, P.C., the law firm of which Mr. Snyder, a director of the Company, is a member and serves as counsel to the Company. The Company paid that law firm $380,446 $310,117 and $240,109 for services rendered in fiscal 1998, 1997, and 1996, respectively. These amounts include remuneration for Mr. Snyder's services as a director of the Company.

  The Board has determined that the fees paid for services rendered from Snyder & Schwarz, P. C. were fair and competitive.


                   BOARD OF DIRECTORS AND COMMITTEE MEETINGS

  The Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall performance of the Company. The directors are kept informed of the Company's business through discussions with the Chairman and Chief Executive Officer, and other directors and officers, by reviewing reports and analyses, and by participating in board and committee meetings.

  The Board of Directors held five meetings during fiscal 1998. In addition, from time to time, members of the Board of Directors and committees act by unanimous written consent pursuant to Delaware law. All directors attended at least 75% of all board and committee meetings held during the periods for which they were directors.

  The Board of Directors has an Audit Committee and a Compensation Committee. The Board does not have a nominating committee. The Board of Directors acts as a committee of the whole with respect to functions that would be performed by a nominating committee.

  The Audit Committee is composed of Mr. Foreman, Mr. Snyder and Mr. Oberrotman, all of whom are non-employee directors. The Committee met four times during fiscal 1998. The Committee recommends the engagement of an independent auditor and reviews the scope and results of the Company's audits, the Company's internal accounting controls and the professional services rendered by the Company's independent auditors.

  The Compensation Committee is composed of Mr. Barnett and Mr. Friedman, both of whom are non-employee directors. The Committee met once during fiscal 1998. The Committee reviews and approves all salary arrangements and other remuneration for officers of the Company.


Limitation of Liability of Directors

  As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law, this provision does not eliminate or limit the liability of a director of the Company (i) for breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payments of dividends or unlawful stock repurchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

                             EXECUTIVE COMPENSATION

Summary Compensation

     The Summary Compensation Table below shows compensation information for the Chief Executive Officer of the Company and the two other most highly compensated executive officers who were serving at the end of the last fiscal year whose total annual salary and bonus exceeded $100,000 for the fiscal years indicated, as well as two individuals for whom disclosure would have been provided had the individuals been serving as executive officers at the end of the fiscal year.

                           SUMMARY COMPENSATION TABLE

 ==================================================================================================================
                                                   Annual Compensation             Long-Term
                                                                                  Compensation
 ==================================================================================================================
 Name and Principal Position  Fiscal      Salary        Bonus       Other Annual   Securities        All Other
                               Year                                 Compensation   Underlying       Compensation
                                                                                   Options(#)
 ------------------------------------------------------------------------------------------------------------------
 Robert J. Kelly,             1998        $360,500    $500,000 (7)      (1)              0          $354,146 (8)
                              -------------------------------------------------------------------------------------
 Chairman of the Board,       1997         360,500      214,317         (1)              0          $33,642 (2)
                              -------------------------------------------------------------------------------------
 Chief Executive Officer,     1996         350,000       350,000        (1)              0           31,583 (2)
 President
 ------------------------------------------------------------------------------------------------------------------
 S. Patric Plumley,           1998        $117,162         $0           (1)           10,000         $40,914 (9)
                              -------------------------------------------------------------------------------------
 Senior Vice President,       1997       30,769 (3)      14,052         (1)           15,000         14,963 (4)

 Chief Financial Officer,
                              -------------------------------------------------------------------------------------
 Secretary                    1996            0            0             0               0                0
 ------------------------------------------------------------------------------------------------------------------
 Byron O. Magafas,            1998        $116,686         $0           (1)           10,000        $11,697 (9)
                              -------------------------------------------------------------------------------------
 Vice President-              1997       28,750 (3)      10,253         (1)           15,000         13,000 (4)
                              -------------------------------------------------------------------------------------
 Human Resources              1996            0            0             0               0               0
 ==================================================================================================================
 Herbert T. Dotterer, (6)     1998      $198,391 (10)      $0           (1)              0           $335 (12)
                              -------------------------------------------------------------------------------------
 Chief Financial Officer      1997         138,698       96,322         (1)           25,000         7,568 (2)
                              -------------------------------------------------------------------------------------
 Senior Vice President-       1996         123,425      123,425         (1)              0           5,509 (2)
 Finance and Administration
 ==================================================================================================================
 David S. Norton (6)          1998      $135,265 (11)      $0           (1)              0          $1,367 (12)
                              -------------------------------------------------------------------------------------
 Senior Vice President-       1997         142,990       81,433         (1)              0           12,142 (2)
                              -------------------------------------------------------------------------------------
 Retail                       1996         130,925      130,925    32,646 (1) (5)        0           10,083 (2)
 ==================================================================================================================

Notes:
(1) Received other annual compensation consisting of perquisites and personal benefits valued at less than the lesser of ten percent of total annual salary and bonus or $50,000.

(2) Amount represents the full dollar value of premiums paid by the Company on compensatory split-dollar executive life insurance policies and a 401(K) matching contribution paid by the Company for each executive.

(3) Mr. Plumley and Mr. Magafas began working for the Company in September and November, respectively, in Fiscal Year 1997.

(4) Mr. Plumley received a signing bonus of $10,000 plus temporary living expenses of $3,000 and taxable moving expenses of $1,963, and Mr. Magafas received a signing bonus of $10,000 plus temporary living expenses of $3,000.

(5) Amount represents moving expense of $32,148 as well as the taxable amount of insurance premiums paid by the company on behalf of Mr. Norton.

(6) Mr. Dotterer's employment with the Company ended on March 30, 1998, and Mr. Norton's employment with the Company ended November 20, 1998.

(7) Mr. Kelly received a signing bonus of $500,000 at his contract extension date of April 12, 1998.

(8) Mr. Kelly received a taxable reimbursement for moving expenses of $96,425, full dollar value of premiums paid by the Company on compensatory split-dollar executive life insurance policies of $4,048, debt forgiveness of $248,673, including taxes, for a note given to the Company regarding the purchase of stock and a 401(k) matching amount of $5,000.

(9) Mr. Plumley received taxable moving expenses of $35,914 and a 401(k) matching amount of $5,000, and Mr. Magafas received taxable moving expenses of $6,697 and a 401(k) matching amount of $5,000.

(10) Mr. Dotterer's salary included payment for accrued vacation of $25,507 and a severance payment of $147,376.

(11) Mr. Norton's salary included payment for accrued vacation of $13,593.

(12) Represents taxable split dollar insurance premiums paid by the Company on behalf of Mr. Dotterer, and taxable group life and split dollar insurance premiums of $926 and $441, respectively on behalf of Mr. Norton.




Options/SAR Grants in Fiscal Year 1998

  As part of individual employment agreements, options were granted to S. Patric Plumley, Senior Vice President and Chief Financial Officer. No other named Executive Officer was granted stock options in fiscal year 1998.

                       OPTION GRANTS IN FISCAL YEAR 1998

===========================================================================================================
                                                                                Potential realizable value
                                                                                 at assumed annual rates
                          Individual Grants                                           of stock price
                                                                               appreciation for option term
===========================================================================================================
                      Number of      Percent of
                      Securities   total options
                      underlying    granted to     Exercise or
                       Options      employees in   base price     Expiration          5% (2)     10% (2)
Name                  granted (#)   Fiscal Year    ($/Sh) (3)        Date
-----------------------------------------------------------------------------------------------------------
S. Patric Plumley(1)    10,000         14.29%         2.50        9-15-2008           15,700      39,800
===========================================================================================================


Notes:


1) Options were granted for a term of ten years on September 15, 1998. One-fourth of the options become exercisable on each of the first four anniversaries of the grant date.


2) Caution is recommended in interpreting the financial significance of these figures. The amounts under the columns labeled "5%" and "10%" are included pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the Company's common stock. These amounts are based on the assumption that the named executive holds the options granted for the full term of the options and that the price of the Company's common stock appreciates at assumed rates of 5% and 10%, respectively, compounded annually over the term of the options. The actual value of the options will vary in accordance with the market price of the Company's common stock.


3) Represents the market price of the Company's common stock at the closing date of the grant.



     Aggregated Option/SAR Exercises and Fiscal Year End Option/SAR Values

  The following table shows information regarding the values of certain unexercised options owned by the named executive officers at the end of the last completed fiscal year. No options or stock appreciation rights were exercised during the fiscal year. No stock appreciation rights were granted during fiscal 1998 or were outstanding at the end of fiscal 1998.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values Table

==============================================================================================================================
                                                   Number of Securities Underlying             Value of Unexercised in- the-
                                                           Unexercised                                 Money Options
                                                   Options at January 30,1999                    at January 30, 1999 (1)
------------------------------------------------------------------------------------------------------------------------------
                          Shares
                         Acquired       Value
Name                        On         Realized    Exercisable #   Nonexercisable #          Exercisable $   Nonexercisable $
                         Exercise
------------------------------------------------------------------------------------------------------------------------------
Robert  J. Kelly            0             0              600,000                  0                200,000                  0
------------------------------------------------------------------------------------------------------------------------------
S. Patric Plumley           0             0                3,750             21,250                      0             10,000
------------------------------------------------------------------------------------------------------------------------------
Byron O. Magafas            0             0                3,750             21,250                      0                  0
------------------------------------------------------------------------------------------------------------------------------
Herbert T. Dotterer (2)     0             0               26,500             26,500                 37,688             12,688
==============================================================================================================================

Notes:

(1) Market value of underlying securities at January 30,1999 ($3.50) minus the base price.

(2) As part of Mr. Dotterer's severance package an extension of time to exercise his options was granted until April 2, 1999.


                         Compensation Committee Report

  The Compensation Committee for fiscal 1998 was composed of two non-employee members from the Board of Directors. The members were Mr. Barnett and Mr. Friedman. Mr. Kelly attended meetings as a non-voting member. The Committee establishes objectives for the executive compensation program and reviews and approves all salary and other remuneration for the executive officers of the Company. The objectives of the executive compensation program are to:


  1. Promote the attainment of Company goals by emphasizing a greater portion of compensation subject to performance goals.

  2. Attract and retain qualified talent.

  3. Enhance shareholder value by providing opportunities for equity ownership through performance-based programs.


The executive officer compensation program is comprised of salary, cash incentive compensation and other benefits, including pension and medical benefits which are available to other employees in the Company.

Base Salary
-----------

  There is no formal Compensation Committee policy regarding the determination of salaries; however, consideration is given to several factors including individual work experience, performance, and comparable salaries within the retail food industry.

Annual Incentive Bonuses
------------------------

  Annual bonus potentials depend upon job levels and are set at a stated percent of the base compensation. Bonuses are paid based on an allocation formula primarily derived from performance against budgeted sales and earnings targets. The corporate plan did not provide a bonus payout for 1998. The corporate plan paid out above target amounts in 1997 and above target amounts in 1996 based on the financial results for each year.

Long-Term Incentive
-------------------

The Committee intends to utilize stock options as the vehicle to provide a long-term focus. Stock options were issued at the beginning of fiscal year 1997 and again at the beginning of fiscal year 1999.

Chief Executive Officer Compensation
------------------------------------

  As of May 10,1995, the company retained Mr. Robert Kelly as its President and Chief Executive Officer. Mr. Kelly was named Chairman of the Board on March 30, 1998. The Company and Mr. Kelly entered into an Employment Agreement with an initial term of three years ending May 22, 1998. Effective April 12, 1998, the Company and Mr. Kelly agreed to extend his employment through December 31, 1999 and to certain other amendments to his Employment Agreement (as discussed below). The Employment Agreement provides for a base salary at the rate of $360,500 per year. In addition, the Company paid a signing bonus of $150,000 at the commencement of his employment, and in connection with the recent amendment and extension of the term, the Company has agreed to pay Mr. Kelly $500,000 within ten days of the amendment's effective date. Also, Mr. Kelly is eligible to receive bonus compensation in an amount determined by the Board of Directors based upon mutually acceptable performance targets up to 100% of the base salary. The bonus compensation in the first year of Mr. Kelly's employment was $150,000. The bonus in the second year was $350,000, $214,317 in the third year and $0 in the fourth year.

  Mr. Kelly purchased 125,000 shares of common stock of the Company at the time of the Employment Agreement by delivering to the Company a promissory note with the purchase price of the shares based upon the closing sale price of the Company's common stock on the business day immediately preceding the date of the Employment Agreement. Under recent amendments to his Employment Agreement, the foregoing loan (and interest) will be forgiven in 50% increments for each year of service completed by Mr. Kelly, commencing as of December 31, 1997, and shall be forgiven in its entirety if the Company terminates Mr. Kelly's employment without cause or Mr. Kelly terminates employment for "good reason" (as defined in the Employment Agreement). The company has also agreed to provide Mr. Kelly with a tax gross up to the extent of any such loan forgiveness.

  The Company has also granted Mr. Kelly the option to purchase up to 600,000 shares of the Company's stock. Under the terms of his option, up to 200,000 shares may be purchased by Mr. Kelly on or after the first anniversary date of his employment at a price equal to $2.50 per share, up to an additional 200,000 shares may be purchased on or after the second anniversary of his employment at a price equal to $3.50 per share, and the balance of the shares may be purchased on or after the third anniversary of Mr. Kelly's employment at a price equal to $4.50 per share. This option becomes immediately exercisable in the event of the termination of Mr. Kelly's employment by reason of his death or permanent disability, by the Company for any reason other than "cause" (as defined in the Employment Agreement), or by Mr. Kelly for "good reason" (as defined in the Employment Agreement).

  Under the recent amendments to his Employment Agreement, Mr. Kelly will also be entitled (1) in the event of a change of control of the company occurring within two years of termination of his employment for any reason other than cause, to an extended exercise period for each group of options, based on a one year extension for each completed year of service from December 31, 1997 (up to a maximum exercise period of the ten year expiration period as provided for under the Company's stock incentive plans), (2) upon termination of his employment for any reason other than cause, extended payment by the Company of all premiums associated with the split dollar life insurance policy in effect for Mr. Kelly, for a period equal to each year of service from December 31, 1997, and (3) to reimbursement, on an after tax basis for certain moving costs. The recent amendments to Mr. Kelly's Employment Agreement also subject Mr. Kelly to a one year non-competition restriction following the termination of his employment, prohibiting Mr. Kelly from engaging in any supermarket business conducted in the Company's service area. The Employment Agreement provides Mr. Kelly with four weeks of vacation per year.


Compensation Committee Interlocks and Insider Information

  The Compensation Committee is comprised exclusively of directors who are not and have never been Company employees. No Company executive officer serves on the Compensation Committee or as a director of another company for which any member of the Compensation Committee serves as a director or executive officer.

Summary of Compensation Plans

Retirement Plan
---------------

  The Company maintains a tax-qualified defined benefit pension plan covering both salaried and non-union hourly employees. The benefit formula under such plan is the sum of 1% of annual compensation for each year up to the Social Security Wage Base for that year and 1.33% of annual compensation over the Social Security Wage Base with a minimum benefit of $360 per year multiplied by years of credited service. There is full vesting of benefits after five years of service. All contributions are made by the Company. Effective October 1, 1990, the pension plans were amended to provide for voluntary early retirement at age 55. Assuming continued employment with the Company until retirement at age 65, the estimated annual benefits payable beginning at age 65 to the named executive officers are as follows: Mr. Kelly--$28,213; Mr. Plumley--$30,867; Mr. Magafas--$45,293.


Stock Incentive Plan
--------------------

  The Company has a Stock Incentive Plan which was ratified by the shareholders at the 1995 Annual Shareholders Meeting. The Plan provides the Compensation Committee with the discretion to make grants until June 20, 2005 to all salaried employees of the Company who are not in a bargaining unit, in the form of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Limited Stock Appreciation Rights, and Restricted Stock. Grants of Stock Appreciation Rights, Limited Stock Appreciation Rights, and Restricted Stock are intended to be confined to key employees in special situations. The Plan originally authorized two million shares of common stock. There are 829,938 shares available as of January 30,1999 for future grants.


Employment Contracts and Termination of Employment and Change-in-Control
------------------------------------------------------------------------
Arrangements
------------

  Robert J. Kelly, Chairman and Chief Executive Officer, has an employment contract which is described above.

  The Company has an Employment Agreement effective as of September 15,1997 with
S. Patric Plumley, Senior Vice President - Chief Financial Officer and Secretary of the Company. Under the terms of this Agreement, Mr. Plumley received a signing bonus of $10,000 and a base salary of $80,000. The $80,000 salary was increased as of March 30,1998 to $120,000 upon his promotion to Vice President and Chief Financial Officer and increased to $156,990 as of March 1, 1999 upon Mr. Plumley's promotion to Senior Vice President and Chief Financial Officer.
In addition, Mr. Plumley is entitled to participate in the Eagle Bonus Plan at the Administrative Vice President targeted norm of 30% (increased to 50% on March 30, 1998) of average annual salary with a maximum potential of 60% (increased to 100% as of March 30,1998) should the Company exceed budgeted expectations. The Company also awarded Mr. Plumley stock options for 15,000 shares at the closing price on his date of employment with 25% of the shares to vest at each of the first four anniversary dates of the grant and the options to be exercised within ten years of award or within 30 days following termination of employment. Mr. Plumley received options on an additional 10,000 shares on the first anniversary of his employment with a price equal to the closing price on that day and a vesting schedule similar to the original award of options.
Mr. Plumley also received options on an additional 15,000 shares on April 1, 1999 at a price equal to the closing price on that day and a vesting schedule similar to the original award of options. Mr. Plumley received relocation and temporary housing expenses and is entitled to regular Company benefits and four weeks of vacation per year. In addition, Mr. Plumley has entered into a Change in Control Agreement with the Company dated August 10, 1998 which provides eighteen months of salary and average bonus, continued health and dental insurance for eighteen months, as well as outplacement assistance if his employment is terminated due to a change of control (defined below).

  The Company has an Employment Agreement effective as of November 3, 1997 with Byron O. Magafas, Vice President - Human Resources of the Company. Under the terms of this Agreement, Mr. Magafas received a signing bonus of $10,000 and a base salary of $115,000. The base salary was increased to $124,789 effective February 1, 1999. In addition, Mr. Magafas is entitled to participate in the Eagle Bonus Plan at the Administrative Vice President targeted norm of 50% of average annual salary with a maximum potential of 100% should the Company exceed budgeted expectations. The Company also awarded Mr. Magafas stock options for 15,000 shares at the closing price on his date of employment with 25% of the shares to vest at each of the first four anniversary dates of the grant and the options to be exercised within ten years of award or within 30 days following termination of employment. Mr. Magafas received options on an additional 10,000 shares on the first anniversary of his employment with a price equal to the closing price on that day and a vesting schedule similar to the original award of options. Mr. Magafas also received relocation and temporary housing expenses and in entitled to regular Company benefits and four weeks of vacation per year. In addition, Mr. Magafas has entered into a Change in Control Agreement with the Company dated November 13, 1998 which provides eighteen months of salary and average bonus, continued health and dental insurance for eighteen months, as well as outplacement assistance if his employment is terminated due to a change of control (defined below).

  In order to protect all of the participant's rights in the event of a Change in Control of the Company (as defined below), the 1995 Stock Incentive Plan provides for the immediate vesting of all outstanding awards upon the occurrence of such an event. For purposes of such Plan, a Change in Control of the Company is deemed to occur if: (i) any person or entity (with the exception of Odyssey Partners) acquires 50% or more of the voting securities of the Company; (ii) the shareholders approve a plan of complete liquidation, an agreement for sale or disposition of substantially all of the Company's assets, or a materially dilutive merger or consolidation of the Company; or (iii) the Board of Directors agrees by a two-thirds vote that a Change in Control has occurred or is about to occur and within six months actually does occur. However, for purposes of such Plan, no Change in Control would be deemed to occur with respect to any Plan participant who is a material equity participant of the purchasing group that consummates a Change in Control.

Performance Graph

  Shown below is a line graph comparing a five-year cumulative total shareholder return for the Company, the S & P Retail Stores (Food), and the Russell 2000.

------------------------------------------------------------------
               Eagle Food                      S&P Retail Stores--
Date           Centers        Russell 2000     Food Chains
------------------------------------------------------------------
1/94            $100.00          $100.00           $100.00
1/95            $ 25.00          $ 92.62           $108.85
1/95            $ 32.69          $118.33           $137.66
1/97            $ 61.54          $138.62           $161.39
1/98            $ 62.49          $161.36           $220.71
1/99            $ 53.85          $160.30           $300.35
------------------------------------------------------------------

Note:  Companies comprising the S & P Retail Stores (Food) Index include:
Albertson's, Inc.; American Stores Co.; Great Atlantic & Pacific Tea Co.; Kroger Co.; Safeway and Winn-Dixie Stores Inc.

                 SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS
                                AND MANAGEMENT

  The following table sets forth information with respect to the beneficial ownership of shares of Common Stock by (a) each person or group that is known to the Company to be the beneficial owner of more than 5% of the outstanding shares, (b) each director and named executive officer of the Company, and (c) all directors and executive officers of the Company as a group.

                                                        Amount and Nature
                                                          of Beneficial                Percent of
Names of Beneficial Owners                               Ownernership(1)                Class(2)
--------------------------                               --------------                ----------
Odyssey Partners, L.P. (3) (4) (8)                         4,211,730                      38.57%
Robert J. Kelly (6)                                          725,000                       6.64
Dimensional Fund Advisors Inc. (5)                           665,200                       6.09
Jerome Levy Foundation (10)                                  632,136                       5.79
Steven M. Friedman (8)                                       227,345                       2.08
Peter B. Foreman                                             151,022                       1.38
Alain M. Oberrotman (3)                                       75,000                         *
The Friedman Family Foundation (9)                            40,000                         *
S. Patric Plumley (11)                                         3,750                         *
Byron O. Magafas (11)                                          3,750                         *
William J. Snyder (7)                                          1,000                         *
Paul D. Barnett                                                    0                         *
Jerry I. Reitman                                                   0                         *
Directors and Executive Officers as a group                1,265,392                      11.59%
 (15) persons including certain of the
 persons listed above.

*Owns less than 1% of the total outstanding Common Stock of the Company.

1) Unless otherwise noted, each person has sole investment and voting power with respect to the shares indicated.

2) 10,918,798 shares of Common Stock were outstanding on January 30, 1999.

3) Mr. Oberrotman owns an option to purchase 75,000 shares owned by Odyssey Partners, L.P. Odyssey Partners, L.P. retains sole voting and dispositive power over Mr.Oberrotman's shares.

4) The business office address of Odyssey Partners L. P. is 280 Park Avenue, West Tower, 21st Floor, New York, NY 10017.

5) Dimensional Fund Advisors Inc. (Dimensional), a registered investment adviser, is deemed to have beneficial ownership of 665,200 shares of Eagle Food Centers, Inc. stock as of December 31, 1998, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The business office address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

6) Mr. Kelly purchased 125,000 shares of Common Stock of the Company at the time of the execution of his Employment Agreement. The beneficial ownership includes 600,000 shares which are exerciseable under a stock option awarded in fiscal 1995.

7) The profit sharing plan of Snyder & Schwarz, P.C., the law firm of which Mr. Snyder is a member, owns 1,000 shares of Common Stock.

8) Odyssey Partners L.P., a private investment partnership in liquidation, owns 4,211,730 shares, which may be deemed to be beneficially owned by each of Messrs. Stephen Berger, Leon Levy, Jack Nash, Joshua Nash and Brian Wruble, who collectively constitute all of the general partners of Odyssey Partners, L.P. Includes 227,345 shares of Common Stock in which Steven M. Friedman, a director of the Company and former general partner of Odyssey Partners, L.P., has an economic interest. Odyssey Partners, L.P. retains sole voting power over the shares owned by Odyssey Partners, L.P. in which Mr. Friedman has an interest. Does not include shares of Common Stock owned by The Friedman Family Foundation, or The Jerome Levy Foundation (see footnotes (9) and (10) below) or 461,201 shares of Common Stock owned by The Nash Family Foundation, a charitable foundation, as to which Messrs. Nash may be deemed to have beneficial ownership.

9) Represents 40,000 shares of Common Stock owned by The Friedman Family Foundation, a charitable foundation, as to which Steven M. Friedman may be deemed to have beneficial ownership. Does not include 227,345 shares owned by Odyssey Partners, L.P. in which Mr. Friedman has an economic interest.

10) Represents 632,136 shares of Common Stock owned by The Jerome Levy Foundation, a charitable foundation, as to which Leon Levy may be deemed to have beneficial ownership. Does not include 4,211,730 shares owned by Odyssey Partners, L.P., as to which Mr. Levy may be deemed to have beneficial ownership by virtue of being a general partner of Odyssey Partners, L.P.

11) The beneficial ownership represents the exercisable portion of 25,000 shares under a stock option award of 15,000 shares in fiscal 1997 and 10,000 shares in fiscal 1998. A total of 3,750 shares have vested as of January, 30, 1999.

Ownership of Principal Shareholders

  Odyssey Partners, L.P., Beneficial Owners and Company Directors and Officers currently hold the right to vote 57.41% of the issued and outstanding shares of Common Stock of the Company. As long as Odyssey Partners, L.P., Beneficial Owners and Company Directors and Officers own a majority of the outstanding voting stock of the Company, they will be able, acting together as a group, to elect the entire Board of Directors of the Company and to approve any action requiring shareholder approval.

Compliance With Section 16(a) of the Securities Exchange Act

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the two fiscal years ended January 30, 1999, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were in compliance.

                              RATIFICATION OF THE
                      SELECTION OF AN INDEPENDENT AUDITOR
                                  Proposal 2


  Deloitte & Touche LLP, 101 W. Second Street, Davenport, Iowa, independent certified public accountants, have performed an audit of the financial statements of the Company for the fiscal year ended January 30, 1999. Services provided by Deloitte & Touche LLP included work related to the examination of the annual financial statements, reviews of unaudited quarterly financial information and preparation of state and federal income tax returns.

  The Board of Directors, upon recommendation of its Audit Committee, has appointed Deloitte and Touche LLP to audit the books and accounts of the Company for the fiscal year ending January 29, 2000 and is seeking ratification of this appointment by the Shareholders. It is intended that the shares represented by the proxy will be voted (unless the proxy indicates to the contrary) for ratification of the appointment.

  A representative of Deloitte & Touche LLP is expected to attend the annual meeting of shareholders and will be provided the opportunity to make a statement, if desired, and is expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote "FOR" the ratification of the selection of the independent auditor.


                          1999 SHAREHOLDER PROPOSALS

  Any shareholder who desires to present a proposal qualified for inclusion in the Company's proxy materials for the 2000 Annual Shareholders Meeting must forward the proposal in writing to the Secretary of the Company at the address shown on the first page of this proxy statement in time to arrive at the Company no later than January 17, 2000.


                            ADDITIONAL INFORMATION

  Included with this Proxy Statement is the Company's Annual Report indicating the general scope and nature of the Company's business together with a summary of the activities and financial results of the Company for fiscal 1998. Shareholders may upon written request and without charge, obtain a copy of the Company's Securities and Exchange Commission Annual Report on Form 10-K. Exhibits to the Form 10-K are also available. The Company will require payment of a fee covering its reasonable expenses in furnishing such exhibits. Address any request to Mr. S. Patric Plumley, Secretary, Eagle Food Centers, Inc., Rt. 67 and Knoxville Rd., Milan, Illinois, 61264.

                                 OTHER MATTERS

  The Board of Directors of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intent of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion.


                                BY ORDER OF THE BOARD OF DIRECTORS



                                S. Patric Plumley, Secretary



Dated May 10, 1999

--------------------------------------------------------------------------------

Eagle Food Centers, Inc.                           PROXY/VOTING INSTRUCTION CARD
Milan, Illinois
================================================================================
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on June 17, 1998.

The undersigned hereby appoints Robert J. Kelly and S. Patrio Plumley as true and lawful proxies each with the power to appoint substitutes, and to vote the shares of common stock of the Company held of record by the undersigned on May 8, 1998, at the Annual Shareholders Meeting of Eagle Food Centers, Inc. to be held on June 17, 1998 at 10:00 a.m., Central Daylight Time, at the Milan Community Center, Rt. 67 & 92nd Avenue, Milan, Illinois, and at any adjournments thereof, on all the matters coming before said meeting including any matters which the Board of Directors is not aware of on May 18, 1998.
IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2 AS INDICATED ON THE REVERSE SIDE HEREOF.

Election of Directors:

Nominees:        Robert J. Kelly, Paul D. Barnett, Steven M. Friedman,
                 Peter B. Foreman, Michael J. Knilans, Alain M. Oberrolman,
                 William J. Snyder

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. However, you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign, date and return this card.

                                                                     -----------
                                                                     SEE REVERSE
                                                                     -----------
--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .








                      [INSERT EAGLE COUNTRY MARKET LOGO]

--------------------------------------------------------------------------------

[X] Please mark your                                                        6400
    votes as in this
    example.

    This proxy will be voted in accordance with the instructions set forth below. If no selection is made, this proxy will be voted FOR the election of the Board of Directors and FOR proposal 2.

----------------------------------------------------------------------------------------------------------------------
                                The Board of Directors recommends a vote FOR proposal 2.
----------------------------------------------------------------------------------------------------------------------
                   FOR    WITHHELD as to ALL Nominees                                      FOR   AGAINST   ABSTAIN
1. Election of     [_]               [_]                2. Ratification of the selection   [_]     [_]       [_]
   Directors.                                              of Deloite & Touche LLP as
   (See opposite                                           Independent Auditors.
   side).

For, except authority to vote for the
following nominee(s) is withheld.

-------------------------------------



SIGNATURE(S)_________________________________________ DATE__________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a Corporation, please sign full
Corporate name by duly authorized officer. If a partnership, please sign in Partnership by authorized person.
----------------------------------------------------------------------------------------------------------------------
                                                 FOLD AND DETACH HERE